Exhibit No. (23)c.




INDEPENDENT AUDITORS' CONSENT
-----------------------------



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-5299, 33-30425, 33-49050, 33-58402 and 33-
64689) and on Form S-3 (Nos. 33-52343 and 33-54177) of Kimberly-Clark Corporation of our report dated January 25, 1994, except as to the classification of S.D. Warren as a discontinued operation, which is as of December 20, 1994, appearing on page 25 in this Annual Report on Form 10-K of Kimberly-Clark Corporation for the year ended December 31, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 27 of such Annual Report on Form 10-K.


/s/ PRICE WATERHOUSE LLP
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PRICE WATERHOUSE LLP

Philadelphia, PA
March 22, 1996